Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                       January 28, 2016
Unaudited Fourth Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                                          Press Contact: G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                   (317) 636-9800
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                          corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR THE QUARTER
AND TWELVE MONTHS OF 2015

Carmel, Indiana, January 28, 2016—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced quarterly after tax operating income, defined as net income before investment gains and losses, of $4.7 million, or $.31 per share, for the fourth quarter of 2015 compared to $6.9 million, or $.46 per share, during the fourth quarter of 2014. Net investment losses for the fourth quarter of 2015, which include both realized and unrealized gains in the Company's limited partnership investments, were $1.1 million after tax, or $.07 per share, compared to net investment gains of $1.4 million, or $.09 per share, in the same quarter of 2014. In total, net income for the quarter was $3.5 million, or $.24 per share, which compares to $8.2 million, or $.55 per share, for the prior year's fourth quarter.
For the full year, after tax operating income totaled $24.1 million, or $1.60 per share, 20% higher than the $20.0 million, or $1.34 per share, reported for the prior year period.  Net investment losses for the full year 2015 were $.8 million after tax, or $.05 per share, compared to net investment gains of $9.7 million, or $.64 per share, during the same period of 2014.  In total, 2015 net income of $23.3 million, or $1.55 per share, compares to $29.7 million, or $1.98 per share, for the prior year.
Premiums written by the Company's insurance subsidiaries for the current quarter were $97.8 million, level compared to the $97.9 million written during the fourth quarter of 2014, reflecting the continuing, planned reductions in the Company's reinsurance, personal automobile and professional liability exposures.  However, premiums written for the Company's core Fleet Transportation products increased $5.7 million, or 6.7% year over year.  Premium written for the twelve months of 2015 totaled a record $383.6 million with Fleet Transportation being the main catalyst for the increase, fully offsetting over $31 million in reductions from discontinued products.
Net premium earned for the fourth quarter of 2015 was $66.0 million, 4.3% lower than last year's fourth quarter total, as premium from the Reinsurance segment declined by more than 50%.  For the twelve months, consolidated earned premium increased 0.7% to a record twelve month total of $263.3 million with Fleet Transportation products posting a 10% increase, offsetting a 57% reduction in Reinsurance Segment premium.
Underwriting operations produced a consolidated combined ratio for the fourth quarter of 95.5%, before consideration of fee income. Including fee income, underwriting income was $3.5 million, producing a combined ratio of 94.8%. The Property and Casualty Insurance segment combined ratio was an excellent 90.3%, including fee income, and the Reinsurance segment combined ratio was 168.8%.  For the twelve months, the consolidated combined ratio was 91.4% before consideration of fee income, and 90.8% including fees, producing $24.5 million in pre-tax underwriting income.  The Property and Casualty Insurance segment combined ratio was 89.3%, including fee income, and the Reinsurance segment combined ratio was 107.1%.

Pre-tax investment income increased 45% compared to the fourth quarter of 2014 reflecting higher average bond and dividend yields and increases in average funds invested resulting from positive cash flow, including $7.4 million in positive cash flow this quarter.  For the twelve months, pre-tax investment income increased 38% compared to the prior year period.

Book value per share increased $.09 per share during the fourth quarter, including the payment of $.25 per share in regular cash dividends.  For the twelve months ended December 31, 2015, book value per share decreased $.42, including the payment of cash dividends to shareholders totaling $1.00 per share.

Conference Call Information:
Baldwin & Lyons, Inc. has scheduled its quarterly conference call for Thursday, January 28, 2016, at 11:00 AM ET (New York time) to discuss results for the fourth quarter ended December 31, 2015.
To participate via teleconference, investors may dial 1-888-438-5491 (U.S./Canada) or 1-719-785-1765 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through February 4, 2016 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 3424051. Investors and interested parties may also listen to the call via a live webcast, accessible on the company's web site via a link at the top of the main Investor Relations page. To participate in the webcast, please register at least fifteen minutes prior to the start of the call. The webcast will be archived on this site until July 28, 2017. The webcast may be accessed directly at: http://public.viavid.com/player/index.php?id=117486.
Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014

Operating revenue	$71,500	$73,075	$281,536	$277,112
Net investment gains (losses)	(1,753)	2,113	(1,261)	14,930

Total revenue	$69,747	$75,188	$280,275	$292,042

Operating income	$4,680	$6,873	$24,103	$20,012
Net investment gains (losses),
net of federal income taxes	(1,139)	1,373	(820)	9,705

Net income	$3,541	$8,246	$23,283	$29,717

Per share data - diluted:
Average number of shares	15,024	14,977	15,022	14,976

Operating income	$.31	$.46	$1.60	$1.34
Net investment gains (losses)	(.07)	.09	(.05)	.64

Net income	$.24	$.55	$1.55	$1.98

Dividends paid to shareholders	$.25	$.25	$1.00	$1.00

Comprehensive income, net of tax
Net income	$3,541	$8,246	$23,283	$29,717
Unrealized net gains (losses) on securities	2,041	(2,959)	(12,916)	2,751
Foreign currency translation adjustments	(354)	(176)	(1,456)	(1,011)
Comprehensive income	$5,228	$5,111	$8,911	$31,457

Annualized:
Total Value Creation [1]	5.2%	5.1%	2.2%	8.2%

Return on average shareholders' equity:
Operating income	5.3%	8.0%	6.9%	5.9%
Net income	4.0%	9.5%	6.6%	8.7%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	95.5%	90.5%	91.4%	93.0%
Including fee income	94.8%	90.0%	90.8%	92.4%

[1] Total Value Creation is the summation of the change in book value plus dividends paid divided by beginning book value.